                                                ----------------------------
                                                        OMB APPROVAL

                                                OMB Number:   3235-0145
                                                Expires:   October 31, 1994
                                                Estimated average burden
                                                hours per response. . .14.90
                                                ----------------------------





                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 11)*


                           ADVANCED MAGNETICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 00753P 10 3
                         ----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                      -----------------
CUSIP NO. 00753P 10 3                13G                     PAGE 2 OF 5 PAGES
          -----------                                            ---  ---
-----------------------                                      -----------------

-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jerome Goldstein
      ###-##-####
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]

                                                                      (b)  [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      No Change
-------------------------------------------------------------------------------

                     5     SOLE VOTING POWER

                              671,622
      NUMBER OF      ----------------------------------------------------------
       SHARES        6     SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 29,500
        EACH         ----------------------------------------------------------
      REPORTING      7     SOLE DISPOSITIVE POWER
       PERSON
        WITH                  671,622
                     ----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                               29,500
-------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         701,122
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
         See Item 4(a)

-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.3%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

         No Change
-------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP NO. 00753P 10 3              13G                Page   3    of   5   Pages
          -----------                                       ---       ---
------------------------                              --------------------------



ITEM 1.
            (a)    Name of Issuer:
                   --------------
                   Advanced Magnetics, Inc.

            (b)    Address of Issuer's Principal Executive Offices:
                   -----------------------------------------------

                   725 Concord Avenue
                   Cambridge, MA 02138


ITEM 2.
            (a)    Name of Person Filing:
                   ---------------------

                   Jerome Goldstein

            (b)    Address of Principal Business Office or, if none, Residence:
                   -----------------------------------------------------------

                   c/o Advanced Magnetics, Inc.
                   725 Concord Avenue
                   Cambridge, MA 02138

            (c)    Citizenship:
                   -----------

                   United States

            (d)    Title of Class of Securities:
                   ----------------------------

                   Common Stock, $.01 Par Value

            (e)    CUSIP Number.
                   ------------

                   00753P 10 3


ITEM 3.
                   Status if filed pursuant to Rules 13d-1(b) or 13d-2(b):
                   ------------------------------------------------------

                   Inapplicable



ITEM 4.
                   Ownership:
                   ---------
            (a)    Amount Beneficially Owned:

                   701,122. This amount does not include 660,457 and 118,300 shares owned by spouse and daughters, respectively, as to which beneficial ownership of such shares is disclaimed.

            (b)    Percent of Class:

                   10.3% (based on 6,796,318 shares of Common Stock reported by the Company's transfer agent as outstanding at the close of business on February 3, 1997).

---------------------                                         -----------------
CUSIP NO. 00753P 10 3               13G                       Page 4 of 5 Pages
          -----------                                             ---  ---
---------------------                                         -----------------


            (c)    Number of shares as to which such person has:

                   (i)    sole power to vote or direct the vote 671,622

                   (ii)   shared power to vote or to direct the vote 29,500

                   (iii) sole power to dispose or to direct the disposition of 671,622

                   (iv) shared power to dispose or to direct the disposition of 29,500

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            Inapplicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:

            Inapplicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Inapplicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Inapplicable.

ITEM 10.    CERTIFICATION:

            Inapplicable.

---------------------                                         -----------------
CUSIP NO. 00753P 10 3               13G                       Page 5 of 5 Pages
          -----------                                             ---  ---
---------------------                                         -----------------

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    FEBRUARY 10, 1997              By: /s/ JEROME GOLDSTEIN
-------------------------------   -------------------------------
          Date                        Signature






                                  Jerome Goldstein,
                                  Chairman of the Board, President and Treasurer
                                  ----------------------------------------------
                                      Name/Title